Exhibit 99.2


            Comments for Third Quarter 2003 Earnings Conference Call
                      Thursday, November 6, 2003 @ 10:30am


Dial In # 1- 888-552-7850                 International Dial in #: 706-645-9166
Replay #: 1- 800-642-1687                 International Replay #: 706-645-9291
Conference ID #: 2754356

The replay will last through November 11, 2003


1.       Introduction (Mike Taunton)

     Note: Conference Call Host will read the Disclaimer.

o    Welcome to KeySpan's 2003 Third Quarter Earnings Conference Call.

o Using our normal conference call format -- Bob Catell will open and close the call with comments on earnings and an update on recent developments. Wally Parker will provide an operational update on our energy delivery and customer operations. Robert Fani will provide an operational update on our asset and supply areas. And Gerry Luterman will follow with a discussion of our financial results. We will then take questions. Also with us today are other officers and members of our Finance Team.

o A copy of the Earnings Press Release is available on our web site if you have not already received an email or fax copy.

o An online web cast of this conference call is also available after the call through our web site: www.keyspanenergy.com.



And now, our Chairman and CEO, Bob Catell.


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1.  Opening Comments (Robert Catell)

Thanks, Mike, and good morning.

I am pleased to report on another solid quarter that was in line with our expectations and ahead of last year, despite the cooler summer weather and the continued weakness in the construction industry. We continue to make progress executing our focused strategy in our core gas business through customer additions and conversions, and we have completely filled our gas storage to their target levels in preparation for this upcoming winter. Our electric business responded well during the August blackout -- we restored service to LIPA's customers in a little over 24 hours, and our electric generation portfolio was available as needed to meet the load. Also, we continue to make progress on the construction of the Ravenswood plant expansion, and expect startup testing in December.

As you know, our third quarter transitions the focus of our operations from summer cooling to winter heating. In addition, this quarter's results were impacted by the following items:

o First, and most importantly, weather continued to be cooler than last year, and the Northeast experienced the cooler weather conditions during our peak electric generation season. The milder weather had a negative impact on our electric operations in the form of lower than expected energy sales and spark spreads.


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o    Second, our E&P operations  benefited from gas prices which were 38% higher in the quarter and 46% higher on a year-to-date basis in comparison to last year. However, these gas prices negatively impacted spark spreads in our electric operations and conversions in the commercial sector of our gas business.

o And finally, the continued weakness in the local construction sector continues to impact the results of our KeySpan Business Solutions unit.

With this said, let's turn now to our third quarter results - a quarter which, given the seasonal nature of our business, contributes a small portion to our annual earnings target.

Results
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We achieved quarterly earnings from continuing  operations of $11.1 million,  or
$0.07 per share, compared to $3.6 million, or $0.03 per share in the third quarter of 2002. 2003 third quarter results reflect a $8.4 million after-tax gain associated with the sale of real estate. Year-to-date, consolidated earnings were $260.6 million or $1.65 per share, compared to $244.5 million or $1.74 per share last year. Comparative earnings per share were impacted by the
January  2003  issuance  of  13.9  million   shares  of  common   stock.   These
period-to-date results exclude both the one-time gain for the partial sale of our ownership interest in The Houston Exploration Company, and the loss from the partial monetization of our Canadian gas processing plants and the sale of our interest in Taylor NGL.


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Consolidated earnings,  including both of these non-recurring items, were $245.5 million or $1.56 per share for the first nine months of this year.

These results were enhanced by our successful marketing of natural gas in the residential sector -- adding more than 36,000 installations during the first nine months of the year, which should add approximately $34 million in new gross profit margin.

In addition, during the quarter we made significant progress on several fronts:

o At our Ravenswood 250 MW expansion project, construction continues, and the facility is approximately 90% complete and expected to conduct startup testing this December.

o We recently submitted a proposal responding to LIPA's request for proposals for new generation on Long Island. This proposal contemplates a 50/50 joint venture with American National Power to build two 250 MW combined cycle plants - the first at Spagnoli Road in Melville and the second at Brookhaven. Both plants have received all required regulatory approvals.

o With regards to regulatory matters, the Massachusetts Department of Telecommunications & Energy issued its decision in the former Boston Gas Company rate case on October 31,2003. The Company received an increase in base rates of approximately $26 million, as well as a true-up for pension and OPEB expenses, and a Performance Based Rate plan, which Wally will discuss in more detail.


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o    Also,  I had the  opportunity  to chair the Demand  section of the National
     Petroleum   Council's   2003   Natural   Gas  Study,   which  made   policy
     recommendations to Secretary of Energy Spencer Abraham on conservation, supply diversity, infrastructure reliability, and demand flexibility. KeySpan will continue to work with government and industry groups to develop and implement effective energy policies for meeting the growing energy needs of consumers.

o In terms of implementing our growth strategy in the gas supply area, we recently made an announcement regarding our liquefied natural gas storage and receiving terminal in Providence, Rhode Island -- partnering with BG LNG to upgrade the facility to accept marine LNG deliveries - which is consistent with our strategy of supporting our core gas distribution business. Bob Fani will discuss this in more detail.

o And with regards to our management team, as of October 1st, Bob Fani has been appointed by the Board as President and Chief Operating Officer of KeySpan Corporation - an important step in our succession planning. Wally Parker will continue in his key position as President of KeySpan's Energy Delivery and Customer Relationship Group responsible for the Gas Business Unit, and as CEO of KeySpan Services, Inc. Also, Steve Zelkowitz was appointed as President of KeySpan's Energy Assets and Supply Group, which includes the company's electric business, energy trading and supply business, and KeySpan Energy Development Corporation. Steve has been a part of the KeySpan team for a number of years, having joined the Company in 1998 from the law firm of Cullen and Dykman where he had 20 years of experience as partner and head of its Corporate/Energy Department specializing in energy and utility law.


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This experienced  management team will continue to partner with me in the Office of the Chairman.

At this time, Wally Parker will review our energy delivery and customer operations.


2. Energy Delivery and Customer Relationships  -  (Wally Parker)

Thank you, Bob, and good morning.

The highlights of our energy delivery and customer operations will focus on our core gas and energy services businesses.

Starting with our gas distribution business, we recorded an anticipated seasonal loss but an increase of $0.5 million in third quarter operating income over the prior year. Year-to-date operating results reflect a $35.9 million improvement in comparison to last year. Net revenues increased, on a year-to-date basis, by approximately $115 million or 11% over the same period last year, benefiting from higher customer consumption due to the colder than normal weather, as well as continued additions and conversions of customers to gas for space heating purposes. Weather for the nine-month period ended September 2003 was approximately 14% colder than normal and about 33% colder than last year for our New York & New England service territories.

In the quarter, we continued our aggressive sales growth despite the challenge of higher gas costs and sluggish economic conditions. Through September we have completed more than 36,000 primarily residential gas installations, which should add approximately $34 million in new gross profit margin. We have established an aggressive annual goal of $61 million in new gross profit margin, and expect to be near that target. Although we are not seeing a downturn in the residential conversion market, the commercial market has been impacted by economic conditions.


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In terms of results for the third quarter:

o In New York, we have added approximately $9.5 million in new gross profit margin, plus $10.7 million on Long Island, and in our New England territory another $13.6 million in new gross profit margin.

The increase in net revenues of approximately $115 million was offset by increased operating expenses of $78.9 million for the nine-month period, primarily associated with higher pension and other post-retirement employment benefits, as well as additional maintenance necessitated by the cold winter weather.

Now I would like to briefly turn to KeySpan's gas storage capability. Although there's been a lot of discussion about natural gas supply adequacy - I want to assure you that KeySpan is in great shape for the coming heating season. From a gas supply perspective, we had more than adequate supplies to meet our customers' needs last heating season - which was one of the coldest on record. This was accomplished through the prudent planning that we do in the non-heating season. We started filling our storage facilities for this winter earlier this year -- with total storage capability of over 80 Bcf - and we have reached our target storage levels for both New York and New England, ensuring supply adequacy for the upcoming winter heating season.




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

With regards to the utility rate case for the former Boston Gas Company, the Massachusetts DTE issued a decision which resulted in a rate increase of approximately $26 million, on a rate base of approximately $620 million. The capital structure approved reflects a 10.2% return on equity and assumes a 50/50 capital structure. In addition, the DTE decision allows for a true-up on pension and OPEB expenses including carrying charges on both regulatory assets and liabilities. The DTE order also approved a Performance Based Rate plan for up to ten years that allows for an annual revenue adjustment based on inflation less a 0.41% productivity adjustment.


Moving to the Energy Services segment, which is primarily comprised of the operations of Home Energy Services and Business Solutions -- the operating loss through September of this year was $32.6 million, approximately $7.5 million higher than 2002. This decline reflects the impact of the slowdown in the construction industry, which has delayed the start-up of certain engineering and construction projects, and has generally increased competition for remaining opportunities. Further, the continued economic conditions have lowered margins realized on construction projects currently in progress.

Nevertheless, Business Solutions has a backlog through signed contracts of approximately $527 million for 2003 through 2005 and beyond -- an achievement under these conditions in the Northeast construction sector.

Offsetting the performance of our Business Solutions segment, was a slight increase in on-demand services and service contract renewals in Home Energy Services as compared to last year.


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As reported  previously,  in an effort to  strengthen  the  performance  of this business segment, KeySpan acquired Bard, Rao + Athanas Consulting Engineers, Inc., or BR+A, a company which provides engineering services relating to mechanical, electrical and plumbing systems. Since the acquisition, the company has performed according to plan.

At this point, Bob Fani will review the asset and supply side of our business.

3.       Unregulated Operations -  (Robert Fani)

Thank you, Wally, and good morning.

Focusing first on our electric business - we reported quarterly operating income of approximately $100 million, a decrease of approximately $6 million from last year, primarily due to lower variable revenues under the LIPA contracts.

Quarterly and year-to-date performance also reflect the impact of the following:

o At our Ravenswood plant for the 3rd quarter, capacity revenues increased by approximately $27 million, which was somewhat offset by a decrease in energy margins of approximately $19 million. The increase in capacity revenue reflects both an increase in the amount of capacity sold as well as an increase in the selling price, and was predominantly due to a revision in the New York ISO methodology that was in place in 2002 as well as the implementation of the ISO capacity demand curve and new bid caps in 2003.

o Under this new methodology, the value of excess capacity is recognized thereby reducing the volatility of capacity prices inherent in the old design. In addition, seasonal generator-specific price caps were established where the price caps in the summer are higher than those in the winter, versus the old methodology of one price cap for the entire year. On an annual basis, the impact of the summer and winter price caps, however, is similar to the old price cap's effect.


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o    The lower energy  margins,  from both lower energy sales and spark spreads, are the direct result of the cooler summer we experienced in the Northeast, as well as revised New York ISO price mitigation measures.

o Similar results are evident for the 9 month period ending September 2003, which reflect higher capacity revenues of approximately $25 million and lower energy revenues of approximately $35 million, due to scheduled maintenance and lower volumes from a major overhaul earlier this year.

o The impact of lower energy margins in the quarter was mitigated by using spark spread hedges for approximately 50% of our peak summer output, consistent with our risk mitigation strategy.

I'd also like to mention how well our electric business unit responded during the August blackout and the summer overall. Our electric generation portfolio was available in just 24 hours, and we restored service to all of LIPA's customers in just over a day. And I am very pleased with the excellent performance of our employees in restoring service. Also, our generation portfolio achieved availability levels of over 96% for both our Long Island and Ravenswood facilities for the summer period.

On the regulatory front, KeySpan Generation recently filed a request with the FERC for revised rates for the sale of electric capacity and energy to LIPA. The current rates, which have been in effect since May 1998, are set to expire on December 31, 2003. The rate filing proposes a return on equity of 11% and a revenue increase of $6.4 million or 2.1% to cover increased operations and maintenance costs in the security and reliability areas. The new rates will take effect for a five year period beginning January 1, 2004.


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Moving to Energy Investments...

This segment includes our E&P operations, pipeline, LNG and other investments. First, I'd like to report on our recent announcement to partner with BG LNG to upgrade KeySpan's existing liquefied natural gas storage and receiving terminal in Providence, Rhode Island to accept marine LNG deliveries. Pending approvals, the facility could be ready to receive deliveries by 2005. This upgrade is consistent with our strategy of supporting our core gas distribution business, as we seek to increase the reliability of the Northeast energy supply and create a little more diversity in supplies, realizing that LNG will play an ever increasing important role in meeting the energy needs of this market region. We are anticipating an investment in the upgrade up to approximately $50 million.

Turning to performance for Energy Investments, we reported an increase in operating income of approximately $22.1 million in the quarter, and $93.2 million for the nine months ended September. This is primarily due to the increase in gas commodity prices realized in our E&P operations.

Our E&P operations reported increases in average realized gas prices of 38% in the third quarter from $3.23 per Mcf to $4.45 per Mcf, and 46% for the nine month period from $3.17 per Mcf to $4.64 per Mcf as compared to the same period last year. Given the volatility of the natural gas commodity market, THX has hedged slightly less than 70% of estimated 2003 gas production at a weighted average floor price of $3.42 per MMBtu and a ceiling price of $4.55 per MMBtu. In addition, THX has hedged a similar amount of its estimated gas production for 2004 at a weighted average floor price of $4.12 per MMBtu and ceiling price of $5.80 per MMBtu using costless collars, as of the end of the third quarter.


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Although  we  consider  THX to be a non-core  asset,  we continue to enhance its value. To this end, on October 15, 2003, THX acquired the entire Gulf of Mexico shallow-water asset base of Transworld Exploration and Production, which adds high quality reserves of 92 BcFe to THX's drilling inventory.

In  terms  of  our  non-core   assets,   we  continue  to  assess   monetization
opportunities that will provide the greatest shareholder benefit.

I will now turn it over to Gerry for a more in depth financial review of our results.


4. Earnings Results - (Gerry Luterman)

Thanks, Bob, and good morning.

Our quarterly earnings from continuing operations of $11.1 million, or $0.07 per share, as Bob said earlier, have contributed to year-to-date results being in-line with our internal forecast and ahead of last year, excluding the impact from the partial monetization and sale of non-core assets.

With respect to our annual guidance, we are re-affirming our consolidated earnings of $2.45 to $2.60 per share - excluding any asset sales. Earnings from continuing core operations are forecasted to be approximately $2.15 to $2.20 per share, while earnings from exploration and production operations are forecasted to be approximately $0.30 to $0.40 per share.

In addition to the operating income contributions from each of our business segments - which you have heard from Bob & Wally - our results have benefited from the execution of our financial strategy. Specifically, the highlights for the quarter and the period include the following:

In September, we sold, as planned, 550 acres of real estate on Long Island resulting in a $8.4 million after-tax gain. The proceeds from the sale, along with our earlier financial initiatives of the partial sales of THX and KeySpan Canada and the issuance of equity in January, have been used to retire high cost debt and increase liquidity. In addition, we took advantage of record low interest rates with the issuance of $300 million of long-term debt in the second quarter.


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All in all,  the  results of these  initiatives  continue to improve our balance
sheet  and  financial   strength,   as  illustrated  by  the  reduction  of  our
debt-to-capitalization ratio and the increase in our liquidity position. Our GAAP debt-to-total-cap ratio for the nine months ended September 2003 was 61% -- which is a 600 basis point improvement from 67% at year end 2002. When calculated according to our credit facility - which provides equity credit for our MEDS units issued last year and includes 100% of our obligation under the Ravenswood master lease as debt -- the debt-to-total capitalization ratio was reduced to 58%.

In addition, KeySpan filed a change of tax accounting method with the Internal Revenue Service this quarter which positively affected the Company. Under this change, KeySpan was able to write-off costs previously capitalized for income tax purposes. As a result, in October 2003, we received a $192.3 million refund from the IRS associated with prior year taxes. We anticipate receiving an additional $40 million in early 2004. Both refunds will be used to further strengthen our balance sheet. This will further reduce our debt-to-total-capitalization by approximately 80 basis points.

Turning now to liquidity,

o As planned and reflected in our annual guidance, we reduced our capital expenditures from $815 million in the first nine months of 2002 to $720 million in 2003. The decrease of $95 million was driven primarily by the completion of the two new generating units installed on Long Island in 2002 and the efficient utilization of capital in our gas business segment. This optimization of capital expenditures is one of the keys to our financial strategy and reflects the efficiency with which we intend to execute our growth strategy.

Turning back to some other financial issues:

o In compliance with the FASB's recent delay in implementing FIN 46 issued earlier this year - which requires the consolidation of Variable Interest Entities - we will classify the Ravenswood Master Lease as debt on the Balance Sheet in the fourth quarter of this year. As stated earlier, we already incorporate 100% of this lease in our credit facility calculation of debt-to-total-capitalization and we therefore anticipate no change to the levels previously reported. Upon implementation of this accounting policy change in the fourth quarter, there will be a cumulative catch-up adjustment to the Income Statement -- for the accrual of depreciation for the period since our acquisition of the plant in 1999 -- which will result in a charge of approximately $34 million after-tax or $0.22 per share, and will be accounted for as a change in accounting and excluded from operating performance.


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o    Also,  the  financial  impact of the Rate Case for the  former  Boston  Gas
     Company, discussed by Wally, is consistent with our forecast.

o With regards to our pension and other post-retirement expenses, the impact on operating income year-to-date is approximately $40 million dollars. This is consistent with the full year guidance of $50 - $75 million in book expense provided for 2003. Although KeySpan's funding balance is currently in excess of ERISA minimum funding requirements, our pension plans, on an actuarial basis, are currently underfunded. In order to optimize future funding requirements, we contributed approximately $125 million on a voluntary basis to fund KeySpan's pension and OPEB plans.

Moving now to average shares outstanding:

o For comparison, our average common shares outstanding for the nine months ended September 30, 2003, increased from 140.9 million shares in 2002 to
     157.9 million shares in 2003, driven primarily by the equity issuance in January.

o Our Board declared a quarterly cash dividend of $0.445 per share, payable November 1st to shareholders of record on October 15th -- our 22nd consecutive quarter of paying a dividend as KeySpan. Our annual dividend is $1.78 per share - which currently yields over 5%.

I will now turn it back to Bob for some closing comments.


Closing Comments (Robert Catell)

Thank you, Gerry, for the update.

The strength and balance of KeySpan's businesses allowed us to achieve solid performance in the third quarter. We continue with our focused strategy of growing our core gas and electric businesses, which are well positioned to take advantage of the opportunities in the strategic Northeast markets. And as Gerry mentioned, we are re-affirming our 2003 guidance of $2.45 to $2.60 per share. We remain committed to our dividend and to the financial strength of the Company - as they are both key to the implementation of our growth strategy with the ultimate goal of providing excellent value to our shareholders.

Thank you.


Mike Taunton - At this time, we would be happy to take your questions.


(After Questions)

Well, if there are no more questions, I would like to thank you for your interest in KeySpan.





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